EXHIBIT 10.2
AMENDMENT TO PARTICIPATION LETTER
     The Participation Letter dated April 14, 2005 from Benjamin C. Bishop, Jr., on behalf of CRT Properties, Inc., to Terence D. McNally (the “Executive) is hereby amended by deleting the second full paragraph on page 2 and substituting therefor the following:
     “If a Change in Control occurs during 2005 (or 2006 pursuant to an agreement reached in 2005) and your employment is terminated by the Company without Cause (as defined below) or you resign for Good Reason (as defined below), you shall be entitled to an amount, payable in a lump sum as soon as practicable following the date of your termination, equal to two times the sum of your annual base salary at the rate in effect as of the date of your termination and an amount equal to the mid-point between your target annual cash bonus and your maximum annual cash bonus, provided that you execute, deliver and do not revoke (within the time period permitted by applicable law) a general release substantially in the form attached hereto as Appendix I.
     ‘Cause’ exists if you are convicted of, or plead guilty or nolo contendere to, a felony (other than a felony involving a traffic violation or as a result of vicarious liability) or if you engage in willful misconduct with regard to the Company that has a material adverse effect on the Company. Misconduct will not be deemed ‘willful’ unless you engage in it in bad faith and without a reasonable belief that it is in, or not opposed to, the interests of the Company.
     ‘Good Reason’ exists if any of the following events occurs:
          (i) an adverse change, not consented to by you, in the nature or scope of your responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by you immediately prior to the Change in Control; or
          (ii) a reduction in your annual base salary or a material reduction in your annual or long-term incentive opportunity as in effect on the date hereof or as the same may be increased from time to time hereafter; or
          (iii) the relocation of the Company’s offices at which you are principally employed immediately prior to the date of a Change in Control to any other location more than 35 miles away; or
          (iv) the failure by the Company to obtain an effective agreement from any successor to assume and agree to perform this Agreement.
     In the event that any payment of benefit made or provided to or for your benefit in connection with this Agreement, your employment with the Company, or any termination of such employment (a ‘Payment’) is determined to be subject to any excise tax (‘Excise Tax’) imposed by Section 4999 of the Internal Revenue

Code of 1986 (or any successor to such Section), you shall be entitled to receive, prior to the time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount which, after the imposition of all income, employment, excise and other taxes thereon, is equal to the sum of the Excise Tax on such Payment plus any penalty and interest assessments associated with such Excise Tax. The determination of whether any Payment is subject to an Excise Tax and, if so, the amount to be paid to you and the time of payment shall be made by an independent auditor (the ‘Auditor’) paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm selected by the Company unless you reasonably object to the use of that firm, in which event the Auditor shall be a nationally recognized United States public accounting firm chosen by you in consultation with the Company. You agree to cooperate with the Company in connection with any proceeding or claim relating to the existence or amount of any liability for Excise Tax. All expenses relating to any such proceeding or claim (including reasonable attorneys’ fees and other expenses incurred by you in connection therewith) will be paid by the Company, promptly upon your request, and any such payment shall (for the avoidance of doubt) be subject to gross-up under this Agreement in the event that you are subject to Excise Tax on it.”
     Executed this 17th day of June, 2005 by and between CRT Properties, Inc. and by the Executive.

CRT PROPERTIES, INC.
By:	/s/
Title:

/s/ Terence D. McNally
Terence D. McNally